EXHIBIT 23.1
                                                                    ------------




                         Consent of Independent Auditors


We hereby consent to the inclusion in this Registration Statement on Form SB-2 and in the Prospectus constituting part of this Registration Statement our Report dated February 5, 2001 (including the restatements as a result of the pooling of interests of Q-DOT, Inc. as described in Note 2, thereof dated March 13, 2001) on the financial statements of Simtek Corporation included in the Prospectus. We also consent to the references to our firm under the captions "Selected Financial Data," "Business-Matters Submitted to a Vote of Security Holders" and "Experts" in the Prospectus included in the Registration Statement.



/S/ Hein + Associates LLP
HEIN + ASSOCIATES LLP
August 30, 2001